Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

Cellebrite DI Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)		Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(9)
Equity	Ordinary shares, with par value of NIS 0.00001 per share	Other(3)	171,729,210	(4)	$10.51	$1,804,873,997.10	$109.10 per $1,000,000	$196,911.75
Equity	Warrants to purchase ordinary shares	Other(6)	9,666,667	(5)	—	—	$109.10 per $1,000,000	—
Equity	Ordinary shares, with par value of NIS 0.00001 per share, underlying the warrants	Other(3)	29,666,667	(7)	$10.51	$311,796,670.17	$109.10 per $1,000,000	$34,017.02
Total Offering Amounts						$102,670,913.51	$109.10 per $1,000,000	$230,928.77
Total Fee Offsets(8)								N/A
Net Fee Due(9)								$230,928.77

(1)	The securities are being registered solely in connection with the resale of ordinary shares by the selling securityholders named in the registration statement.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering an indeterminate number of additional securities that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act, based on the average of the high and low prices of the Registrant’s ordinary shares on September 24, 2021, as reported on The Nasdaq Global Market, which was approximately $10.51 per share.
(4)	171,729,210 ordinary shares registered for sale by the Selling Securityholders named in the registration statement.
(5)	Represents the resale of 9,666,667 private warrants.
(6)	No separate fee due in accordance with Rule 457(i).
(7)	29,666,667 ordinary shares issuable upon the exercise of the private placement warrants and public warrants (as defined below), based on the number of public warrants outstanding on as of September 24, 2021.
(8)	The Registrant does not have any fee offsets to claim.
(9)	Previously paid.